                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
--------------------------------------------------------------------------------

                                    FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                               September 10, 1997
               ------------------------------------------------
                                 Date of Report
                       (Date of Earliest Event Reported)


                             INFOCURE CORPORATION
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                      001-12799                 58-2271614
----------------------------   ------------------------   ----------------------
(State of Other Jurisdiction   (Commission File Number)      (IRS Employee
    of Incorporation)                                     Identification Number)


            2970 Clairmont Road, Suite 950, Atlanta, Georgia 30329
--------------------------------------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (404) 633-0046
                  ------------------------------------------
                         (Registrant's Telephone Number
                              Including Area Code)

Item 5.  Other Events.
         ------------

       The Registrant issued the following press release on September 10, 1997:

       "InfoCure Corporation (the "Company"), (AMEX:INC), which completed its initial public offering on July 10th of this year, today announced second quarter combined pro forma earnings of 6 cents per share, up 20% from 5 cents for the same period last year."

       The Company reported consolidated actual quarterly earnings of 2 cents per share. Due to the timing of the Company's offering, the actual operating results reflect the results of operations for only two of its founding companies (International Computer Solutions and HCD, Inc.) for the full quarter, and for all six of its founding companies for the last month of the second quarter.

       Commenting on the results, Frederick L. Fine, President & CEO, said:

       "We are very pleased with our second quarter results. The Company achieved its primary goal of a successful initial public offering this year while continuing to post solid operating results. We continue to see gains in our Electronic Data Interchange (EDI) products as well as increased sales in our newly released Windows 95 and NT practice
       management system, Wisdom.   Acquisition activity has also remained
       brisk. As previously announced, we have secured letters of intent with two additional practice management software companies, which would add over 1,500 providers to our existing base. We expect to close the acquisitions by the end of the third quarter."

       InfoCure is a leading provider of practice management software products and related services that address the growing needs of healthcare providers to manage and communicate cost-effectively administrative, clinical and financial data. The Company's practice management systems are used primarily by a variety of healthcare practices, including multi-provider management service organizations and independent physician alliances. The Company has an installed customer base of approximately 17,000 healthcare providers in a broad range of specialties at over 6,000 client sites. The company's business is conducted through its subsidiaries with offices located in Atlanta, GA, Charlotte, NC, Glendale, CA, Lake Elmo, MN, and Pittsburgh, PA.

                           SUMMARY FINANCIAL RESULTS
                                 OF OPERATIONS
                              INFOCURE CORPORATION
                             QUARTER ENDED, JULY 31

                                        Three Months Ended                    *Pro Forma Three Months Ended
                                             July 31                                    July 31
                                    -----------------------------         ---------------------------------------
                                          1997         1996                       1997              1996
                                         ------       ------                     -------           ------

Revenues:
 Systems and Software Sales           $   948,406   $   215,940              $ 1,961,000         $  2,413,750
 Maintenance and Support              $ 1,316,854   $   370,129              $ 2,645,000         $  2,362,750

Total Revenues                        $ 2,265,260   $   586,069              $ 4,606,000         $  4,776,500

Cost of Sales                         $   482,499   $   121,665              $ 1,338,000         $  1,414,000

Gross Margin                          $ 1,782,761   $   464,404              $ 3,268,000         $  3,362,500

Expenses:
 Salaries and Operating Expenses        1,495,472       548,455                2,334,000            2,507,000
 Depreciation and amortizaiton            137,320        19,334                  342,000              368,250

Income from operations                    149,969      (103,385)                 592,000              487,250

Interest expense                          (66,569)      (24,326)                 (24,000)             (20,750)

 Other income, net                          6,095         2,212                    6,000               10,250

Income (loss) before taxes                 89,495      (125,499)                 574,000              476,750

Provision for income taxes                 26,000           --                   257,000              224,993

Income (loss)                         $    63,495   $  (125,499)              $  317,000           $  251,757

Earnings per share                           0.02          0.00                     0.06                 0.05

Weighted Average number of Shares       3,581,183                              5,486,000            5,486,000

* The pro forma results give effect the completion of the acquisition of its founding companies as if the acquisitions had occurred at the beginning of each of the periods being presented.

                                   SIGNATURES
                                   ----------

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 INFOCURE CORPORATION


                                 By: /s/ Frederick L. Fine
                                     ----------------------------------
                                     Frederick L. Fine, President

Date:  September 22, 1997